Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO or Curtis R. Kollar, Chief Financial Officer 706-645-1391	Woody Wallace 312-245-2700
bjohnson@charterbank.net or ckollar@charterbank.net	wwallace@tirc.com

CHARTER FINANCIAL DECLARES QUARTERLY CASH DIVIDEND

WEST POINT, Ga., March 1, 2011—Charter Financial Corporation (NASDAQ: CHFN) today announced that its board of directors has declared a quarterly cash dividend of 5 cents per share. The dividend is payable on March 30, 2011, to stockholders of record March 16, 2011.

Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a full-service community bank and a federal savings institution. CharterBank is headquartered in West Point, Georgia, and operates branches in central West Georgia and East Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

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